Exhibit 4.2

DESCRIPTION OF COMMON STOCK

Throughout this exhibit, references to “we,” “our,” and “us” refer to Callon Petroleum Company. The following summary of terms of our common stock, par value $0.01 per share (the “common stock”), is based upon our certificate of incorporation (as amended, our “Certificate of Incorporation”) and amended and restated bylaws (our “Bylaws”). This summary is not complete and is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and our Bylaws. For a complete description of the terms and provisions of the common stock, refer to our Certificate of Incorporation and our Bylaws. We encourage you to read these documents and the applicable portions of the Delaware General Corporation Law (the “DGCL”) carefully.

Common Stock

We are currently authorized to issue up to 52,500,000 shares of common stock. Holders of common stock are entitled to cast one vote for each share held of record on each matter submitted to a vote of shareholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock that may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably dividends when, as and if declared by our board of directors out of funds legally available for such purpose and, upon our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. There are no redemption or sinking fund provisions that are applicable to the common stock. Subject only to the requirements of the DGCL, our board of directors may issue shares of common stock without shareholder approval, at any time and from time to time, to such persons and for such consideration as our board of directors deems appropriate. Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue up to 2,500,000 shares of preferred stock, par value $0.01 per share. As of February 25, 2021, there are no shares of preferred stock outstanding. Shares of preferred stock may be issued from time to time in one or more series as our board of directors may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of preferred stock may differ from those of any and all other series of preferred stock at any time outstanding, and, subject to certain limitations set forth in our Certificate of Incorporation and the DGCL, our board of directors may fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of each such series of preferred stock.

The issuance of any such preferred stock could adversely affect the rights of the holders of common stock and therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay, or prevent a takeover of us.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws

Some provisions of our Certificate of Incorporation and our Bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Preferred Stock. Our Certificate of Incorporation permits our board of directors to authorize and issue one or more series of preferred stock, which may render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in our best interest, it could cause shares of preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group.

Staggered Board of Directors. Our Certificate of Incorporation and our Bylaws divide our board of directors into three classes, as nearly equal in number as possible, serving staggered three-year terms. Our Certificate of Incorporation and our Bylaws also provide that the classified board provision may not be amended without the affirmative vote of the holders of 80% or more of the voting power of our capital stock. The classification of our board of directors has the effect of requiring at least two annual shareholder meetings, instead of one, to effect a change in control of our board of directors, unless our Certificate of Incorporation and our Bylaws are amended.

Shareholder Meetings. Our Bylaws provide that a special meeting of shareholders may be called only by the chairman of our board of directors, our chief executive officer or president or by our board of directors or at the request of shareholders owning 80% or more of the entire capital stock issued and outstanding and entitled to vote.

Requirements for Advance Notification of Shareholder Nominations. Our Certificate of Incorporation and our Bylaws establish advance notice procedures with respect to shareholder nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors.

Shareholder Action By Written Consent. Our Certificate of Incorporation and our Bylaws provide that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our shareholders at any annual or special meeting may be effected by written consent of shareholders in lieu of a meeting of shareholders, unless the action to be effected is approved by the written consent of all of the shareholders entitled to vote thereon. This provision, which may not be amended except by the affirmative vote of holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for shareholders to initiate or effect an action by written consent that is opposed by our board of directors.

Amendment of Our Bylaws. Under Delaware law, the power to make, alter or repeal bylaws is conferred upon a corporation’s shareholders. A corporation may, however, in its certificate of incorporation also confer upon its board of directors the power to make, alter or repeal its bylaws. Our Certificate of Incorporation and our Bylaws grant our board of directors the power to make, alter or repeal our Bylaws at any regular or special meeting of our board of directors. By majority vote, our shareholders may make, alter or repeal our Bylaws but provisions of our Bylaws relating to shareholder meetings, directors and amendment of our Bylaws may only be amended by holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The provisions of our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Forum Selection. Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, or other employee of ours to us or our shareholders, (iii) any action or proceeding asserting a claim against us or any current or former director, officer, or other employee of ours arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws (as each may be amended from time to time), (iv) any action or proceeding asserting a claim against us or any current or former director, officer, or other employee of ours governed by the internal affairs doctrine, or (v) any action or proceeding as to which the DGCL confers jurisdiction on the Delaware Court of Chancery shall be the Delaware Court of Chancery or, if and only if the Delaware Court of Chancery lacks subject matter jurisdiction, any state court located within Delaware or, if and only if such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Our exclusive forum provision is not intended to apply to claims arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. To the extent the provision could be construed to apply to such claims, there is uncertainty as to whether a court would enforce the forum selection provision with respect to such claims, and in any event, shareholders would not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Delaware Anti-Takeover Statute

We are a Delaware corporation and are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prevents us from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes an interested stockholder unless either:

•before that person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the that person becoming an interested stockholder;

•upon completion of the transaction that resulted in that person becoming an interested stockholder, that person owned at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•after the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a shareholder meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the disclosure of an extraordinary transaction with a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors. This exception generally applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became an interested stockholder in the previous three years.

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